Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333- 140668) pertaining to the ThermoGenesis Corp. 2006 Employee Equity Incentive Plan, (Form S-8 No. 333-105191) pertaining to the ThermoGenesis Corp. Amended 1998 Employee Equity Incentive Plan, (Form S-8 Nos. 333-28653 and 333-08661) pertaining to the ThermoGenesis Corp. Amended 1994 Stock Option Plan, (Form S-8 Nos. 333-46911 and 333-37228) pertaining to the ThermoGenesis Corp. 1998 Employee Equity Incentive Plan, (Form S-8 No. 333-82900) pertaining to the ThermoGenesis Corp. Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non-Qualified Independent Director Stock Option Agreement, (Form S-8 No. 333-122761) pertaining to the ThermoGenesis Corp. Amended 2002 Independent Directors Equity Incentive Plan, and (Form S-3 Nos. 333-61118, 333-23097, 333-01479, 333-44151, 333-72035, 333-95143, 333-86312, 333-104671, 333-114130, and 333-129845) of ThermoGenesis Corp. and in the related Prospectuses of our reports dated September 9, 2008, with respect to the consolidated financial statements and schedule of ThermoGenesis Corp., and the effectiveness of internal control over financial reporting of ThermoGenesis Corp., included in this Annual Report (Form 10-K) for the year ended June 30, 2008.
/s/ Ernst & Young LLP
Sacramento, California
September 9, 2008